CERTIFICATE OF ICON SYSTEMS, INC.,

                      A NEVADA CORPORATION,

               PURSUANT TO SECTION 78.207(4) OF THE

                     NEVADA REVISED STATUTES



          FIRST: The name of the corporation is Icon Systems, Inc. (the "Company").

          SECOND: On July 14, 1997, the Board of Directors of the Company unanimously consented to a forward split of the Company's outstanding common stock in the ratio of three new shares for every one share outstanding as of the date of filing of this Certificate, while retaining the current authorized shares and par value, with appropriate adjustments to the additional paid in capital and stated capital accounts of the Company.

          THIRD: The number of authorized shares and the par value of the Company's common stock immediately before the above-referenced resolutions were 100,000,000 shares at one mill ($0.001). The number of authorized shares and the par value of the Company's preferred stock immediately before such resolutions were 10,000,000 shares at one mill ($0.001).

          FOURTH: The number of authorized shares and the par value of the Company's common stock immediately after the above-referenced resolutions were 100,000,000 shares and one mill ($0.001), respectively. The number of authorized shares and the par value of the Company's preferred stock immediately after such resolutions were 10,000,000 shares at one mill ($0.001).

          FIFTH: The number of shares of the Company's common stock to be issued after the forward split in exchange for each pre-split share of common stock is three shares.

          SIXTH: No fractional shares will be issued as a result of the forward split. There is no provision for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share as a result of the forward split.

          SEVENTH: The approval of the affected stockholders is not required and has not been sought.

          EIGHTH: The above-referenced resolutions will be effective as of the date of filing of this Certificate with the Secretary of State of the State of Nevada.

          IN WITNESS WHEREOF, the undersigned executive officers of the Company hereby execute this Certificate on the 14 day of July, 1997.



                                    /s/ Michelle Wheeler
                                          -------------------------
                                   Michelle Wheeler, President


                                    /s/ Steven D. Moulton
                                          -------------------------
                                   Steven D. Moulton,
                        Secretary/Treasurer


STATE OF UTAH       )
                    ) ss
COUNTY OF SALT LAKE )

          Michelle Wheeler and Steven D. Moulton hereby acknowledge that they are the President and Secretary/Treasurer, respectively, of Icon Systems, Inc., that they have read the foregoing information, and of their personal knowledge, represent and warrant that such information is true and correct in every material respect.



                                    /s/ Michelle Wheeler
                                          --------------------------
                                   Michelle Wheeler


                                    /s/ Steven D. Moulton
                                          --------------------------
                                   Steven D. Moulton


          Subscribed and sworn to before me this 14 day of July, 1997.



                                           /s/ [signature illegible]
                                           --------------------------
                                           NOTARY PUBLIC